Exhibit 10.23

[Company Letterhead]

__, 202[ ⚫ ]

[Name of Director Candidate]

[Address]

Dear [________]:

1.

On behalf of Vertical Aerospace Ltd. (the “Company”), I am pleased to offer you the opportunity to serve as a member of the Board of Directors (the “Board”) of the Company, subject to the terms and conditions of this letter and the amended and restated memorandum and articles of association of the Company, as amended from time to time (the "Articles"), as applicable. Set forth below is a summary of the standard compensation and terms of service for our non-employee directors. This is a contract for services and not a contract of employment. You will not be an employee of the Company.

2.

As a member of the Board (a “Director”) [and as a member [and chair] of the [Audit / Nominating and Governance / Compensation] Committee (the “Committee(s)”)] you will have such customary responsibilities, duties and authority associated with such position(s), including attendance and participation in meetings of the Board [and the Committee(s)] in person or by phone or other electronic means, in accordance with the policies of the Board [and the Committees(s)] as in effect from time to time, and availability for consultation with officers and/or other Directors of the Company as necessary. You will normally be expected to commit a minimum aggregate [ ⚫ ] hours per month toward this appointment. By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the commitments of your role.

3.

In consideration for your service as a Director, you will receive (1) an annual retainer in an amount equal to US$[ ⚫ ] in cash, paid in monthly installments (the “Cash Compensation”), and (2) two semi-annual grants of [ ⚫ ] ordinary shares each (for a total of [ ⚫ ] shares per year), par value $0.0001 each, of the Company, issued in January and July of each year (the “Share Compensation” and together with the Cash Compensation, the “Compensation”). The Share Compensation will be subject to the terms and conditions set forth in the Company’s equity incentive plan and a subscription agreement approved by the Board. Furthermore, in consideration for your services as a chair of the aforementioned Committee(s), you will receive an additional annual retainer equal to US$[ ⚫ ] in cash, paid in monthly installments. The Compensation will be paid to you net of statutory deductions.

4.

All directors must take decisions objectively and at all times act in the best interests of the Company. You will be expected to bring an independent judgement to bear on issues of strategy, performance, resources and standards of conduct. You understand and accept the obligation of a director not to put themselves in a position where their own interests are in conflict with those of the Company. You must immediately disclose to the Board any interest you have from time to time in any trade, business or occupation whatsoever that is in any way similar to any of those in which the Company or any affiliates is involved.

5.

You will notify the Board of all your other directorships (and any change in directorships) so that the statutory records may be kept up to date. In addition, you should ensure that the Register of Directors’ Interests contains details of any interest (including private business interests) of you and your family members. You must promptly declare the nature of any interest that you may have, directly or indirectly, in any contract, proposed contract or other business dealings of the Company or any affiliates.

6.

As a Director, you must abide by you statutory, fiduciary and common law duties, and in particular you must comply with the terms of the Bribery Act 2010. You must carry out your duties diligently, with due skill, care and attention and use your best endeavors to promote the interests of the Company. You must comply in all respects with every rule of law, code of best practice and any regulations or rules made by the Board from time to time with respect to the disclosure of price sensitive information and dealing in shares.

7.

You will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with fulfilling your responsibilities as a Director, in accordance with the Company’s expense reimbursement policies, as in effect from time to time. In addition, it is the Company’s customary practice to maintain a D&O insurance policy covering the Company’s non-employee Directors. A copy of the current policy can be made available to you upon request.

8.

Your service as a Director will begin immediately upon consummation of the Share Acquisition Closing (as such term is defined in the Business Combination Agreement, dated June 10, 2021 by and among the Company and the other parties thereto) and will continue for an indefinite period of time unless you resign or are removed as a director of the Company. By countersigning below, you agree that your service as a Director may be terminated at any time in accordance with applicable policies and procedures, including as set forth in the Company’s Articles. In addition, you will be free to resign your position as a Director by a minimum three months’ written notice to the Board at any time in accordance with the Articles. On termination of the appointment, you shall only be entitled to accrued Compensation as at the date of termination together with reimbursement of any expenses properly incurred prior to that date. As a Director, you will have access to confidential information, the ownership and confidential status of which are highly important to the Company, and you agree to comply with all policies and procedures of the Company and applicable law for the protection of such confidential information.

9.

Without limiting the foregoing, by countersigning a copy of this letter you agree that all confidential or proprietary information regarding the Company or its affiliates, including, but not limited to, trade secrets, information, customer lists, marketing research or plans, pricing strategies, Company data, or any other proprietary information, is and shall continue to be the exclusive property of the Company.

10.

You acknowledge and agree that all confidential information is and shall continue to be the exclusive property of the Company, whether or not conceived, discovered or developed, in whole or in part, by you and whether or not disclosed or entrusted to you in connection with your retention by the Company.

11.

Except for disclosure of confidential information to other Directors, employees and consultants of the Company on a “need to know” basis in the course of performing your services as a Director for the Company, you agree not to disclose, use or exploit confidential information at any time during or after retention by the Company unless (i) the Company consents in writing to such use, (ii) the Company or a court of lawful jurisdiction directs otherwise or (iii) as may be required to be disclosed by any applicable law or required to be disclosed to, or is accessible by, any stock exchange or governmental, judicial, regulatory or supervisory body or authority. You agree that, subject to applicable law. You agree that any request or attempt to subpoena confidential information shall be reported directly to the Company as soon as possible after receipt. On termination of your appointment as a Director of the Company, howsoever arising, or at any time at the Board’s request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any affiliates which may be in your possession or under your control, and which relate in any way to the Company’s or any affiliate’s business affairs and you shall not retain any copies thereof.

12.

Nothing in this letter shall prohibit or limit your use of information (i) that was known by you previous to you beginning service as a Director (which information shall remain subject to any confidentiality restrictions in effect at the time of your receipt of such information), (ii) that you lawfully obtained from a third party that is not under an obligation to the Company not to disclose such information, or (iii) that is or becomes publicly available or generally known in the industry or trade in which the Company operates through no action or omission by you.

13.

The Company will collect and process personal information relating to you in accordance with data privacy legislation, including the EU General Data Protection Regulation 2016/679 and the Data Protection Act (As Revised) of the Cayman Islands and in accordance with any Company privacy notice, which will be provided to you separately. You may be required to sign and date the privacy notice and return it to the Board.

14.

This letter and the Articles constitute the entire terms and conditions of your appointment to the Board and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company relating to its subject matter. You agree that you shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

15.

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

16.

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

[Signatures on next page]

We are excited about your proposed service as a non-employee Director and believe that your service will add value to the Company. If you are in agreement with the terms and conditions described in this letter, please sign the enclosed copy and return it to our offices within five days.

Sincerely,

_________________________
Stephen Fitzpatrick
Chairman of the Board

I accept the terms and conditions set forth above.

Dated this ___ day of _____________.

By: _____________________
[Name]